EQT Reports Second Quarter 2026 Results

PITTSBURGH, July 21, 2026 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter of 2026.

Second Quarter 2026 Results:
•Production: Sales volume of 634 Bcfe, above the high-end of guidance due to strong well performance, system pressure optimization and lower-than-expected price related curtailments
•Capital Expenditures: $666 million, 9% below the low-end of guidance, benefiting from operational efficiency gains and lower-than-expected infrastructure spending
•Realized Pricing: Differential of $(0.67), favorable to guidance despite widening basis during the quarter due to benefits from marketing optimization and curtailment strategy
•Operating Costs: Total per unit operating costs of $1.03 per Mcfe, at the low end of guidance driven by lower-than-expected SG&A, transmission and LOE expenses
•Cash Flow: Net cash provided by operating activities of $1,048 million; generated free cash flow attributable to EQT(1) of $330 million
•Balance Sheet: Exited the quarter with $5.7 billion total debt and $5.5 billion net debt,(1) inclusive of $101 million of working capital usage(2) during the quarter; subsequent to the quarter end, repaid $115 million of 2026 debentures

Second Quarter 2026 and Recent Highlights:
•Record-Setting Operations: Drilled the longest lateral in the history of shale development at more than 29,000' while staying 100% in zone; set new basin-wide 24-hour drilling record and new EQT 48-hour drilling record in the process
•Raising Production Guidance: Raising 2026 production guidance by ~90 Bcfe due to better-than-expected benefits from compression investments improving both existing and new wells and shallowing decline rates; full-year capital spending guidance reduced by $25 million
•Premium Power Supply Deal: Signed 10-year definitive agreement with Competitive Power Ventures (CPV) to supply 325,000 Dth/d of natural gas to the CPV Shay Energy Center in Doddridge County, WV; pricing linked to PJM power prices, providing a substantial uplift relative to in-basin pricing
•Accelerating MVP Southgate: Secured all key regulatory approvals; electing to accelerate $85 million of capital contributions to de-risk and complete construction by year-end 2026
•LNG Offtake SPA: Signed 5-year offtake agreement with a large Asian integrated energy company for 0.5 million tonnes per annum of LNG sourced from various Gulf Coast LNG facilities beginning in 2028; deal is expected to increase 2028 free cash flow(1) by ~$45 million at recent strip pricing
•Blackline Midstream Acquisition: Closed on the $77 million acquisition of Blackline Midstream, consisting of two propane storage and distribution terminals in New England; advances vertical integration strategy at an attractive valuation with significant synergy potential and minimal capital requirements

President and CEO Toby Z. Rice stated, "EQT delivered outstanding operational and financial performance in the second quarter, driven by record-setting execution and strong well productivity that resulted in production well above the high end of guidance. Due to the sustained production outperformance resulting from our compression investments, we are raising 2026 production guidance by 90 Bcfe, while lowering our full-year CapEx guidance by $25 million. These results further demonstrate the strength of our low-cost operating model and our ability to consistently create value for shareholders."

Rice continued, "We also announced another long-term gas supply agreement supporting a new 2-gigawatt power generation facility in the heart of West Virginia, further validating our view that the next wave of natural gas demand growth is emerging in our backyard. This agreement provides EQT a substantial premium over in-basin pricing and is another example of how EQT is converting growing regional demand into durable shareholder value. As power generators and data center developers increasingly look to secure reliable, long-term energy supply, EQT has become the partner of choice in Appalachia, leveraging our scale, infrastructure footprint and commercial capabilities to capture an outsized share of this demand growth."

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Represents the decrease in changes in other assets and liabilities as derived from the Statements of Condensed Consolidated Cash Flows to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Second Quarter 2026 Financial and Operational Performance

	Three Months Ended June 30,
	2026	2025	Change

	(Millions, unless otherwise noted)
Total sales volume (Bcfe)	634	568	66
Average realized price ($/Mcfe)	$2.65	$2.81	$(0.16)
Net income attributable to EQT	$211	$784	$(573)
Adjusted net income attributable to EQT (a)	$244	$273	$(29)
Diluted income per share (EPS)	$0.34	$1.30	$(0.96)
Adjusted EPS (a)	$0.39	$0.45	$(0.06)
Net income	$281	$857	$(576)
Adjusted EBITDA (a)	$1,203	$1,158	$45
Adjusted EBITDA attributable to EQT (a)	$1,067	$1,033	$34
Net cash provided by operating activities	$1,048	$1,242	$(194)
Adjusted operating cash flow (a)	$1,149	$918	$231
Adjusted operating cash flow attributable to EQT (a)	$1,014	$794	$220
Capital expenditures	$666	$554	$112
Capital contributions to equity method investments	$29	$24	$5
Free cash flow (a)	$454	$340	$114
Free cash flow attributable to EQT (a)	$330	$240	$90

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	($/Mcfe)
Gathering	$0.09	$0.08	$0.09	$0.08
Transmission	0.40	0.45	0.41	0.45
Processing	0.12	0.15	0.12	0.15
Lease operating expense (LOE)	0.10	0.09	0.09	0.08
Production taxes	0.06	0.07	0.08	0.08
Operating and maintenance (O&M)	0.09	0.10	0.09	0.09
Selling, general and administrative (SG&A)	0.17	0.14	0.16	0.15
Operating costs	$1.03	$1.08	$1.04	$1.08

Production depletion	$0.95	$0.95	$0.93	$0.95

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume (Mcfe).

Gathering expense per Mcfe increased for the three months ended June 30, 2026 compared to the same period in 2025 due primarily to higher volumes gathered by third parties from wells turned-in-line in the first quarter of 2026.

Transmission expense per Mcfe decreased for the three months ended June 30, 2026 compared to the same period in 2025 due primarily to higher sales volume.

Processing expense per Mcfe decreased for the three months ended June 30, 2026 compared to the same period in 2025 due primarily to decreased production of gas that requires processing and higher sales volume.

Selling, general and administrative expense increased for the three months ended June 30, 2026 compared to the same period in 2025 due primarily to higher long-term incentive compensation costs and higher professional service costs.

Liquidity
As of June 30, 2026, the Company had $52 million of borrowings outstanding under EQT Corporation's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's (Eureka) revolving credit facility, as of June 30, 2026 was approximately $3.6 billion.

As of June 30, 2026, total debt and net debt(1) were $5.7 billion and $5.5 billion, respectively, compared to $7.8 billion and $7.7 billion, respectively, as of December 31, 2025.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Blackline Midstream Acquisition
On July 21, 2026, the Company completed its acquisition of all of the operating subsidiaries of Blackline Midstream, LLC (Blackline). Blackline owns and operates two strategically located propane storage and distribution terminals in New England, representing the largest propane facilities in the region with rail, waterborne and retail access. Collectively, the assets provide 46 million gallons of storage capacity, with the Company currently supplying ~60% of Blackline's propane volumes. The assets provide optionality for EQT's propane production, improve flow assurance, enhance the Company's ability to optimize pricing and create additional commercial opportunity through domestic and international supply channels. The $77 million purchase price equates to a ~20% free cash flow yield.(1)

(1)EQT expects the Blackline assets to generate average annual free cash flow over the next five years of approximately $15 million. The free cash flow yield referred to in this news release is derived by dividing the Blackline assets' projected 2027 – 2031 average annual free cash flow by the purchase price (assuming no adjustments thereto). Free cash flow and free cash flow yield are non-GAAP financial measures. See the Non-GAAP Disclosures section of this news release for important information regarding these non-GAAP financial measures.

Third Quarter 2026 Outlook
The Company is raising its full-year 2026 total sales volume guidance to 2,375 – 2,450 Bcfe, reflecting strong performance to date. The Company expects total sales volume of 570 – 620 Bcfe in the third quarter of 2026. The Company now expects its full-year 2026 maintenance capital expenditures to total $2,040 – $2,190 million, inclusive of $510 – $580 million in the third quarter of 2026. The Company expects growth capital expenditures of $200 – $240 million in the third quarter of 2026. The Company plans to turn-in-line (TIL) 34 – 50 net wells in the third quarter of 2026.

2026 Guidance

Production	Q3 2026	Full Year 2026
Total sales volume (Bcfe)	570 – 620	2,375 – 2,450
Liquids sales volume, excluding ethane (Mbbl)	3,400 – 3,700	14,200 – 15,000
Ethane sales volume (Mbbl)	1,750 – 1,900	7,700 – 8,100
Total liquids sales volume (Mbbl)	5,150 – 5,600	21,900 – 23,100

Btu uplift (MMBtu/Mcf)	1.050 – 1.060	1.050 – 1.060

Average Differential ($/Mcf, including basis hedges)	($0.75) – ($0.65)	($0.55) – ($0.35)

Resource Counts
Top-hole rigs	2 – 3	2 – 3
Horizontal rigs	2 – 3	2 – 3
Frac crews	2 – 3	2 – 3

Third-party Midstream Revenue ($ Millions)	$130 – $155	$600 – $700

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.09 – $0.11	$0.09 – $0.11
Transmission	$0.42 – $0.44	$0.41 – $0.44
Processing	$0.11 – $0.13	$0.11 – $0.13
LOE	$0.11 – $0.13	$0.10 – $0.12
Production taxes	$0.06 – $0.08	$0.07 – $0.09
O&M	$0.10 – $0.12	$0.09 – $0.11
SG&A	$0.20 – $0.22	$0.18 – $0.20
Operating costs	$1.09 – $1.23	$1.05 – $1.20

Equity Method Investments and Midstream JV Noncontrolling Interest ($ Millions)
Distributions from equity method investments (a)	$60 – $70	$220 – $250
Distributions to PipeBox LLC (the Midstream JV) noncontrolling interest (b)	$110 – $125	$430 – $470

Capital Expenditures and Capital Contributions ($ Millions)
Upstream maintenance	$385 – $435	$1,600 – $1,700
Midstream maintenance	$70 – $80	$220 – $250
Corporate and capitalized costs	$55 – $65	$220 – $240
Total maintenance capital expenditures	$510 – $580	$2,040 – $2,190
Growth capital expenditures	$200 – $240	$580 – $640

Capital contributions to equity method investments (c)	$60 – $70	$150 – $170

(a)Includes distributions from Series A of Mountain Valley Pipeline, LLC for MVP Mainline and Laurel Mountain Midstream, LLC (LMM).
(b)Assumes Midstream JV cash distributions of 60% to third-party noncontrolling interest.
(c)Includes capital contributions to Mountain Valley Pipeline, LLC (the MVP Joint Venture), including to Series A of Mountain Valley Pipeline, LLC for MVP Mainline, Series B of Mountain Valley Pipeline, LLC for MVP Southgate and Series C of Mountain Valley Pipeline, LLC for MVP Boost, and LMM.

Second Quarter 2026 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday July 22, 2026 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com, under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of July 14, 2026)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q3 2026 (a)	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Hedged Volume (MMDth)	125	108	62	138	140	47
Hedged Volume (MMDth/d)	1.4	1.2	0.7	1.5	1.5	0.5
Swaps – Short
Volume (MMDth)	—	—	—	65	66	22
Avg. Price ($/Dth)	$—	$—	$—	$3.16	$3.16	$3.16
Calls – Short
Volume (MMDth)	125	108	62	73	74	25
Avg. Strike ($/Dth)	$4.94	$5.13	$5.77	$4.51	$4.51	$4.51
Puts – Long
Volume (MMDth)	125	108	62	73	74	25
Avg. Strike ($/Dth)	$3.50	$3.72	$3.65	$3.00	$3.00	$3.00
Puts – Short
Volume (MMDth)	—	—	25	73	74	25
Avg. Strike ($/Dth)	$—	$—	$2.50	$2.50	$2.50	$2.50

(a)July 1 through September 30.

The Company also entered into derivative instruments to hedge basis. The Company may use other contractual agreements to implement its commodity hedging strategy from time to time.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are defined and reconciled to the most directly comparable GAAP measure. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, diluted EPS, net income, net cash provided by operating activities, total Upstream operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

Adjusted Net Income Attributable to EQT and Adjusted EPS
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding.

The Company's management believes that adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands, except per share amounts)
Net income attributable to EQT Corporation	$211,425	$784,147	$1,698,654	$1,026,286
Add (deduct):
Loss on sale/exchange of long-lived assets	3,577	2,990	3,552	3,221
Impairment and expiration of leases	6,232	3,254	10,055	5,915
(Gain) loss on derivatives	(44,640)	(719,964)	193,629	(41,045)
Net cash settlements received (paid) on derivatives	72,614	(101,364)	(231,048)	(193,350)
Other expenses (a)	3,884	147,105	6,620	153,731
Loss on debt extinguishment	341	5,889	29,869	17,569
Tax impact of non-GAAP items (b)	(9,903)	151,016	(2,987)	13,956
Adjusted net income attributable to EQT	$243,530	$273,073	$1,708,344	$986,283

Diluted weighted average common shares outstanding	629,049	602,924	629,070	602,896
Diluted EPS	$0.34	$1.30	$2.70	$1.70
Adjusted EPS	$0.39	$0.45	$2.72	$1.64

(a)Consists primarily of transaction costs associated with acquisitions and other strategic transactions as well as costs related to exploring new venture opportunities. In addition, other expenses for both the three and six months ended June 30, 2025 included the impact of $133.7 million of net expense related to a securities class action settlement.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred by the Company had these items been excluded from net income attributable to EQT Corporation. This approach resulted in a blended tax rate of 23.6% and 22.8% for the three months ended June 30, 2026 and 2025, respectively, and 23.6% and 25.9% for the six months ended June 30, 2026 and 2025, respectively. The blended tax rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA, Adjusted EBITDA Attributable to Noncontrolling Interests and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding net interest expense, income tax expense, depreciation, depletion and amortization, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the third-party ownership interests in the Non-Wholly Owned Consolidated Subsidiaries (defined below).

The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands)
Net income	$281,448	$856,656	$1,835,378	$1,172,074
Add (deduct):
Interest expense, net	75,452	105,668	172,229	223,237
Income tax expense	84,933	235,615	518,285	314,283
Depreciation, depletion and amortization	689,592	623,471	1,344,384	1,244,246
Loss on sale/exchange of long-lived assets	3,577	2,990	3,552	3,221
Impairment and expiration of leases	6,232	3,254	10,055	5,915
(Gain) loss on derivatives	(44,640)	(719,964)	193,629	(41,045)
Net cash settlements received (paid) on derivatives	72,614	(101,364)	(231,048)	(193,350)
Other expenses (a)	3,884	147,105	6,620	153,731
Income from investments	(44,732)	(67,174)	(122,241)	(93,636)
Distributions from equity method investments	74,289	66,319	121,323	132,881
Loss on debt extinguishment	341	5,889	29,869	17,569
Adjusted EBITDA	1,202,990	1,158,465	3,882,035	2,939,126
Deduct: Adjusted EBITDA attributable to noncontrolling interests (b)	(135,958)	(125,164)	(268,041)	(261,964)
Adjusted EBITDA attributable to EQT	$1,067,032	$1,033,301	$3,613,994	$2,677,162

(a)Consists primarily of transaction costs associated with acquisitions and other strategic transactions as well as costs related to exploring new venture opportunities. In addition, other expenses for both the three and six months ended June 30, 2025 included the impact of $133.7 million of net expense related to a securities class action settlement.
(b)A non-GAAP financial measure. See below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

The Company consolidates its controlling equity interests in the Midstream JV and Eureka Midstream Holdings, LLC (Eureka Holdings and, together with the Midstream JV, the Non-Wholly Owned Consolidated Subsidiaries). The table below reconciles adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries and adjusted EBITDA attributable to noncontrolling interests with net income of the Non-Wholly Owned Consolidated Subsidiaries, the most comparable financial measure as calculated in accordance with GAAP. The Company's management believes that adjusted EBITDA attributable to noncontrolling interests provides useful information to investors regarding the impact of the third-party ownership interest in the Non-Wholly Owned Consolidated Subsidiaries on the Company's financial condition and results of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands)
Non-Wholly Owned Consolidated Subsidiaries:
Net income	$168,558	$164,435	$369,790	$342,878
Add (deduct):
Interest expense, net	3,434	3,381	6,781	7,272
Depreciation and amortization	31,944	30,842	65,075	61,844
Loss on sale/exchange of long-lived assets	724	302	724	349
Income from investments	(42,954)	(40,711)	(97,986)	(83,574)
Distributions from equity method investments	70,921	58,724	114,187	124,511
Adjusted EBITDA	232,627	216,973	458,571	453,280
Deduct: Adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT (a)	(96,669)	(91,809)	(190,530)	(191,316)
Adjusted EBITDA attributable to noncontrolling interests	$135,958	$125,164	$268,041	$261,964

(a)Adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT is calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV and 60% ownership interest in Eureka Holdings. The Company believes that using its distribution share from the Midstream JV in the calculation of adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT best reflects the economic impact of the Company's investment in the Midstream JV on adjusted EBITDA and earnings trends.

Adjusted Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT, Free Cash Flow, Free Cash Flow Attributable to EQT and Free Cash Flow Yield
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Adjusted operating cash flow attributable to EQT is defined as adjusted operating cash flow less adjusted EBITDA attributable to noncontrolling interests excluding net interest expense attributable to noncontrolling interests. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to equity method investments. Free cash flow attributable to EQT is defined as adjusted operating cash flow attributable to EQT less accrual-based capital expenditures and capital contributions to equity method investments excluding the proportionate share of accrual-based capital expenditures and capital contributions to equity method investments attributable to the third-party ownership interests in the Non-Wholly Owned Consolidated Subsidiaries. Free cash flow yield is defined as free cash flow divided by market capitalization.

The Company's management believes that these measures provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The tables below reconcile adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands)
Net cash provided by operating activities	$1,048,012	$1,241,699	$4,103,059	$2,982,866
Decrease (increase) in changes in other assets and liabilities	100,617	(323,821)	(373,651)	(398,220)
Adjusted operating cash flow (a)	1,148,629	917,878	3,729,408	2,584,646
Deduct:
Capital expenditures	(666,258)	(553,559)	(1,274,094)	(1,051,003)
Capital contributions to equity method investments	(28,637)	(24,101)	(56,520)	(42,047)
Free cash flow (a)	$453,734	$340,218	$2,398,794	$1,491,596

(a)Adjusted operating cash flow and free cash flow for the three and six months ended June 30, 2025 included the impact of $133.7 million of net expense related to a securities class action settlement.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands)
Net cash provided by operating activities	$1,048,012	$1,241,699	$4,103,059	$2,982,866
Decrease (increase) in changes in other assets and liabilities	100,617	(323,821)	(373,651)	(398,220)
Adjusted operating cash flow (a)	1,148,629	917,878	3,729,408	2,584,646
(Deduct) add:
Adjusted EBITDA attributable to noncontrolling interests (b)	(135,958)	(125,164)	(268,041)	(261,964)
Net interest expense and other attributable to noncontrolling interests	1,268	1,028	2,205	2,280
Adjusted operating cash flow attributable to EQT (a) (c)	1,013,939	793,742	3,463,572	2,324,962
(Deduct) add:
Capital expenditures	(666,258)	(553,559)	(1,274,094)	(1,051,003)
Capital contributions to equity method investments	(28,637)	(24,101)	(56,520)	(42,047)
Capital expenditures attributable to noncontrolling interests	9,410	9,907	23,937	20,089
Capital contributions to equity method investments attributable to noncontrolling interests	1,212	13,587	4,272	23,123
Free cash flow attributable to EQT (a) (c)	$329,666	$239,576	$2,161,167	$1,275,124

(a)Adjusted operating cash flow, adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT for the three and six months ended June 30, 2025 included the impact of $133.7 million of net expense related to a securities class action settlement.
(b)A non-GAAP financial measure. See above for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

(c)Adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT are calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV and 60% ownership interest in Eureka Holdings. The Company believes that using its distribution share from the Midstream JV in the calculation of these measures best reflect the economic impact of the Company's investment in the Midstream JV on adjusted operating cash flow, free cash flow and earnings trends.

In this news release, the Company has disclosed certain projections of free cash flow, including the average annual free cash flow expected to be generated by the Blackline assets during 2027 – 2031. The Company has not provided projected net cash provided by operating activities or reconciliations of projected free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and free cash flow. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Upstream Adjusted Operating Revenues
Upstream adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives and previously referred to as Production adjusted operating revenues) is defined as total Upstream operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and Upstream other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Upstream adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes Upstream other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Upstream adjusted operating revenues with total Upstream operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands, unless otherwise noted)
Total Upstream operating revenues	$1,663,633	$2,420,542	$4,870,072	$3,989,825
(Deduct) add:
Upstream (gain) loss on derivatives	(44,640)	(719,964)	193,629	(41,045)
Net cash settlements received (paid) on derivatives	72,614	(101,364)	(231,048)	(193,350)
Upstream other revenues	(8,979)	(79)	(13,752)	(3,554)
Upstream adjusted operating revenues	$1,682,628	$1,599,135	$4,818,901	$3,751,876

Total sales volume (MMcfe)	634,474	568,227	1,252,173	1,138,978
Average sales price ($/Mcfe)	$2.54	$2.99	$4.03	$3.46
Average realized price ($/Mcfe)	$2.65	$2.81	$3.85	$3.29

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings and senior notes. The Company's management believes that net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Condensed Consolidated Balance Sheets to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

	June 30, 2026	December 31, 2025

	(Thousands)
Current portion of debt (a)	$114,959	$507,119
Revolving credit facility borrowings (b)	324,000	360,000
Senior notes	5,216,755	6,933,209
Total debt	5,655,714	7,800,328
Deduct: Cash and cash equivalents	(112,863)	(110,795)
Net debt	$5,542,851	$7,689,533

(a)As of June 30, 2026, the current portion of debt included EQT Corporation's 7.75% debentures. As of December 31, 2025, the current portion of debt included EQT Corporation's 3.125% senior notes and 7.75% debentures.
(b)As of June 30, 2026 and December 31, 2025, revolving credit facility borrowings included $272 million and $285 million, respectively, of borrowings outstanding under Eureka’s revolving credit facility.

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with upstream and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains, and certain statements made during the above referenced conference call will be, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release or made during the above referenced conference call specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding the Company's strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes, including projected strategic curtailments and the timing, duration and volume thereof; projected capital expenditures and per unit operating costs; the amount and timing of distributions to and from the Company's joint venture arrangements; the projected timing of development of MVP Southgate; the Company's ability to successfully implement and execute its operational and organizational initiatives, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; the Company's plans, objectives, expectations, goals and projections relating to the Company's LNG offtake and tolling agreements and growth projects, including statements relating to the anticipated in-service dates, volume, duration, cost, anticipated impacts to free cash flow and investment returns thereof; the Company's ability to achieve the intended operational, financial and strategic benefits from any proposed and recently completed strategic transactions, and the timing thereof, including the Company's acquisition of all of the operating subsidiaries of Blackline Midstream, LLC and related financial projections associated with such acquisition; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release or made during the above referenced conference call involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company's hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company's ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company's joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company's business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions. These and other risks and uncertainties are described under the "Risk Factors" section and elsewhere in EQT's Annual Report on Form 10-K for the year ended December 31, 2025 and other documents EQT subsequently files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,610,014	$1,700,499	$5,049,949	$3,945,226
Gain (loss) on derivatives	44,640	719,964	(193,629)	41,045
Pipeline and other	155,286	137,256	332,356	311,298
Total operating revenues	1,809,940	2,557,719	5,188,676	4,297,569
Operating expenses:
Transportation and processing	385,017	389,116	785,356	767,325
Production	100,316	91,518	215,494	179,956
Operating and maintenance	60,220	53,983	115,088	101,280
Selling, general and administrative	106,438	81,586	202,189	173,050
Depreciation, depletion and amortization	689,592	623,471	1,344,384	1,244,246
Loss on sale/exchange of long-lived assets	3,577	2,990	3,552	3,221
Impairment and expiration of leases	6,232	3,254	10,055	5,915
Other operating expenses	64,510	177,763	82,560	192,288
Total operating expenses	1,415,902	1,423,681	2,758,678	2,667,281
Operating income	394,038	1,134,038	2,429,998	1,630,288
Income from investments	(44,732)	(67,174)	(122,241)	(93,636)
Other income	(3,404)	(2,616)	(3,522)	(3,239)
Loss on debt extinguishment	341	5,889	29,869	17,569
Interest expense, net	75,452	105,668	172,229	223,237
Income before income taxes	366,381	1,092,271	2,353,663	1,486,357
Income tax expense	84,933	235,615	518,285	314,283
Net income	281,448	856,656	1,835,378	1,172,074
Less: Net income attributable to noncontrolling interests	70,023	72,509	136,724	145,788
Net income attributable to EQT Corporation	$211,425	$784,147	$1,698,654	$1,026,286

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	625,962	599,221	625,549	598,574
Net income attributable to EQT Corporation	$0.34	$1.31	$2.72	$1.71

Diluted:
Weighted average common stock outstanding	629,049	602,924	629,070	602,896
Net income attributable to EQT Corporation	$0.34	$1.30	$2.70	$1.70

EQT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2026	December 31, 2025

	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$112,863	$110,795
Accounts receivable (less allowance for credit losses: $3,844 and $3,088)	835,140	1,457,959
Derivative instruments, at fair value	138,943	202,390
Prepaid expenses and other	90,881	124,007
Total current assets	1,177,827	1,895,151

Property, plant and equipment	49,741,567	48,472,497
Less: Accumulated depreciation and depletion	16,188,972	14,914,689
Net property, plant and equipment	33,552,595	33,557,808

Investments in unconsolidated entities	3,946,497	3,630,577
Net intangible assets	193,100	200,486
Goodwill	2,062,462	2,062,462
Other assets	388,359	446,390
Total assets	$41,320,840	$41,792,874

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$114,959	$507,119
Accounts payable	1,166,963	1,367,431
Derivative instruments, at fair value	50,106	137,299
Accrued interest	103,785	137,505
Other current liabilities	314,466	335,487
Total current liabilities	1,750,279	2,484,841

Revolving credit facility borrowings	324,000	360,000
Senior notes	5,216,755	6,933,209
Deferred income taxes	3,963,965	3,472,010
Asset retirement obligations and other liabilities	1,202,444	1,182,666
Total liabilities	12,457,443	14,432,726

Equity:
Common stock, no par value, shares authorized: 1,280,000, shares issued: 625,513 and 624,076	19,529,362	19,517,761
Retained earnings	5,731,287	4,237,089
Accumulated other comprehensive loss	(1,773)	(2,173)
Total common shareholders' equity	25,258,876	23,752,677
Noncontrolling interests in consolidated subsidiaries	3,604,521	3,607,471
Total equity	28,863,397	27,360,148
Total liabilities and equity	$41,320,840	$41,792,874

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2026	2025

	(Thousands)
Cash flows from operating activities:
Net income	$1,835,378	$1,172,074
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	491,617	304,878
Depreciation, depletion and amortization	1,344,384	1,244,246
Loss on sale/exchange of long-lived assets	3,552	3,221
Impairment and expiration of leases	10,055	5,915
Income from investments	(122,241)	(93,636)
Loss on debt extinguishment	29,869	17,569
Share-based compensation expense	42,381	28,535
Distributions from equity method investments	121,323	132,881
Other	10,509	3,358
Loss (gain) on derivatives	193,629	(41,045)
Net cash settlements paid on derivatives	(231,048)	(193,350)
Changes in other assets and liabilities:
Accounts receivable	629,685	295,699
Accounts payable	(209,653)	10,253
Income tax receivable and payable	25,320	97,378
Other current assets	8,611	(1,459)
Other items, net	(80,312)	(3,651)
Net cash provided by operating activities	4,103,059	2,982,866
Cash flows from investing activities:
Capital expenditures	(1,248,676)	(1,049,289)
Cash paid for acquisitions	—	(100,167)
Net cash received (paid) for sale/exchange of assets	91	(6,284)
Cash paid for acquisitions of additional interests in equity method investments	(216,209)	—
Capital contributions to equity method investments	(56,520)	(42,047)
Other investing activities	(2,221)	(245)
Net cash used in investing activities	(1,523,535)	(1,198,032)
Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	2,461,000	2,234,000
Repayment of revolving credit facility borrowings	(2,497,000)	(2,422,800)
Debt issuance costs	—	(7,238)
Repayment and retirement of debt	(2,122,944)	(813,017)
Net premiums paid on debt extinguishment	(22,631)	(24,802)
Dividends paid	(206,278)	(188,372)
Contribution from noncontrolling interests	98,357	—
Distributions to noncontrolling interests	(238,031)	(151,954)
Cash paid for taxes to net settle share-based incentive awards	(46,135)	(53,253)
Other financing activities	(3,794)	(3,999)
Net cash used in financing activities	(2,577,456)	(1,431,435)
Net change in cash and cash equivalents	2,068	353,399
Cash and cash equivalents at beginning of period	110,795	202,093
Cash and cash equivalents at end of period	$112,863	$555,492

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	596,984	534,441	1,178,311	1,070,779
NYMEX price ($/MMBtu)	$2.89	$3.43	$3.91	$3.54
Btu uplift	0.16	0.20	0.21	0.19
Natural gas price ($/Mcf)	$3.05	$3.63	$4.12	$3.73

Basis ($/Mcf) (a)	$(0.67)	$(0.75)	$(0.15)	$(0.38)
Cash settled basis swaps ($/Mcf)	—	—	(0.16)	(0.04)
Average differential, including cash settled basis swaps ($/Mcf)	(0.67)	(0.75)	(0.31)	(0.42)
Average adjusted price ($/Mcf)	2.38	2.88	3.81	3.31
Cash settled derivatives ($/Mcf)	0.13	(0.19)	(0.03)	(0.13)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.51	$2.69	$3.78	$3.18
Natural gas sales, including cash settled derivatives	$1,499,693	$1,438,682	$4,448,390	$3,400,873

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	20,751	22,475	41,309	43,347
Sales volume (Mbbl)	3,459	3,745	6,885	7,224
NGLs price ($/Bbl)	$39.29	$35.86	$38.77	$40.02
Cash settled derivatives ($/Bbl)	(0.80)	(0.22)	(0.11)	(0.70)
Average NGLs price, including cash settled derivatives ($/Bbl)	$38.49	$35.64	$38.66	$39.32
NGLs sales, including cash settled derivatives	$133,121	$133,488	$266,153	$284,023
Ethane:
Sales volume (MMcfe) (b)	13,934	9,432	26,638	20,602
Sales volume (Mbbl)	2,322	1,573	4,439	3,434
Ethane price ($/Bbl)	$7.33	$6.85	$9.71	$8.69
Ethane sales	$17,021	$10,775	$43,089	$29,829
Oil:
Sales volume (MMcfe) (b)	2,805	1,879	5,915	4,250
Sales volume (Mbbl)	468	313	986	708
Oil price ($/Bbl)	$70.14	$51.70	$62.15	$52.45
Oil sales	$32,793	$16,190	$61,269	$37,151

Total liquids sales volume (MMcfe) (b)	37,490	33,786	73,862	68,199
Total liquids sales volume (Mbbl)	6,249	5,631	12,310	11,366
Total liquids sales	$182,935	$160,453	$370,511	$351,003

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,682,628	$1,599,135	$4,818,901	$3,751,876
Total sales volume (MMcfe)	634,474	568,227	1,252,173	1,138,978
Average realized price ($/Mcfe)	$2.65	$2.81	$3.85	$3.29

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Upstream adjusted operating revenues, a non-GAAP supplemental financial measure.